EXHIBIT 10.24

AMENDMENT TO EMPLOYEE RESTRICTED STOCK UNITS

AWARD AGREEMENT FOR EXECUTIVE OFFICERS

Section 4 of each Award Agreement is amended, effective January 30, 2017, to read in its entirety as follows:

Participant is responsible for the payment of all federal, state and local withholding taxes and Participant's portion of any applicable payroll taxes imposed in connection with the settlement of the RSUs and the issuance of Shares (collectively, the "Applicable Taxes").  To satisfy this obligation, the Corporation will withhold a number of unrestricted Shares (thus reducing the number of unrestricted Shares to be issued to Participant) having a Fair Market Value (as of the Settlement Date) equal to the minimum amount of Applicable Taxes required to be withheld by law in connection with settlement of the Award.  The number of Shares withheld will be rounded up to the nearest whole Share and the excess cash amount will be added to the tax payment remitted by the Corporation on the Participant’s behalf.